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FOR IMMEDIATE RELEASE

Contact:      Daniel J. Johnston
              United Industries Corporation
              (314) 427-0780

                           UNITED INDUSTRIES ANNOUNCES
                        SENIOR CREDIT FACILITY AMENDMENT

ST. LOUIS, February 13, 2002 - United Industries Corporation (United), the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and insect control markets in the United States announced today that it has received approval from its banking syndicate for an amendment to its Senior Credit Facility. The newly amended credit facility increases the Term Loan B by an incremental $30 million as well as provides additional capital expenditure flexibility. The $30 million is expected to fund by the end of the week. The amendment and add-on provide additional liquidity for United given its recently completed acquisition of the fertilizer brands from Pursell Industries, Inc. The credit facility retains Banc of America Securities LLC as sole Lead Arranger and lead Agent.

United is the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and insect control markets in the United States. The company offers one of the broadest lines in the industry under a variety of brand names including Spectracide(R), Spectracide Terminate(TM), Hot Shot(R), Cutter(R), Sta-Green(R), Vigoro(R), Bandini(R), Peters(R), Real Kill(R), No-Pest(R), and Best(R).

Certain matters discussed in this news release, with the exception of historical matters, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934 which involves risks and uncertainties. These forward-looking statements are based on the Company's current expectations. Actual results may differ materially from these statements as a result of changes in external competitive market factors, unanticipated changes in the Company's industry, or the economy in general, as well as various other factors, including weather patterns. The Company does not undertake any obligation to update or revise forward-looking statements made by or on its behalf, whether as a result of new information, future events or otherwise.

         (Bloomberg Symbol:14496Z)


Contact: Daniel J. Johnston
         United Industries Corporation
          (314) 427-0780


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